Exhibit 10.03
EXECUTION VERSION

MANAGEMENT AGREEMENT

AGREEMENT made as of the 1st day of January, 2012, among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), MORGAN STANLEY SMITH BARNEY SPECTRUM CURRENCY AND COMMODITY L.P. (formerly known as Morgan Stanley Smith Barney Spectrum Currency L.P.), a Delaware limited partnership (the “Partnership”) and FLINTLOCK CAPITAL ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H :

WHEREAS, CMF is the general partner of Morgan Stanley Smith Barney Spectrum Currency and Commodity L.P., a limited partnership organized to trade, buy, sell, spread, or otherwise acquire, hold, or dispose of commodities (which may include foreign currencies, mortgage-backed securities, money market instruments, financial instruments and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, commodity forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, and any rights pertaining thereto (hereinafter referred to collectively as “futures interests”) and securities (such as United States Treasury bills) approved by the Commodity Futures Trading Commission (the “CFTC”) for investment of customer funds, and to engage in all activities incident thereto, such trading and activities to be conducted directly or through investment in FL Master Fund L.P., a Delaware limited partnership (the “Master Fund”) of which CMF is the general partner and Flintlock Capital Asset Management, LLC is the advisor; and

WHEREAS, the Limited Partnership Agreement establishing the Partnership (the “Limited Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and

WHEREAS, the Advisor is registered as a commodity trading advisor with the CFTC and is a member of the National Futures Association (“NFA”); and

WHEREAS, CMF is registered as a commodity trading advisor and a commodity pool operator with the CFTC and is a member of the NFA; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its futures interest trading activities during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.  DUTIES OF THE ADVISOR.   (a)   For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to the Advisor from time to time by CMF in futures interests. The Advisor may also engage in swaps transactions and other derivatives transactions on behalf of the Partnership with the prior approval of CMF.  All such trading on behalf of the Partnership shall be in accordance with the trading strategies and trading policies set forth in the Partnership’s Limited Partnership Agreement and as described in Appendix A, and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change and pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets.  CMF has initially selected the Advisor’s trading program for Flintlock Commodity Opportunities Partners, LP (the “Program”), attached hereto as Appendix A, to manage the Partnership’s assets allocated to it, provided that CMF and the Partnership acknowledge that Advisor intends to manage the assets of the Partnership utilizing two times the leverage utilized by Flintlock Commodity Opportunities Master Fund, LP.  Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the trading policies set forth in the Limited Partnership Agreement and Appendix A without the prior written consent of the Partnership given by CMF.  The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not result in losses.

(b)   CMF acknowledges receipt of the description of the Program, attached hereto as Appendix A.  All trades made by the Advisor for the account of the Partnership, whether directly or indirectly through the Master Fund, shall be made through such commodity broker or brokers as CMF shall direct (the “Commodity Brokers”), and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor.  However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in futures interests to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF.  All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (by original, fax copy or email copy).  CMF and the Partnership each acknowledges that the use of Commodity Brokers selected by CMF may result in trades being executed at prices that are less desirable than those that may be available if the Advisor were permitted to select a different executing broker.

(c)   The initial allocation of the Partnership’s assets to the Advisor will be made to the Program.  In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program or system or methodology outlined in Appendix A in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing.  In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material.  If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF.  In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in Appendix A.  Further, the Advisor will provide the Partnership with a current list of all futures interests to be traded for the Partnership’s account and the Advisor will not trade any additional futures interests for such account without providing notice thereof to CMF and receiving CMF’s written (including email) approval.  The Advisor also agrees to provide CMF, on a monthly basis, with a written (including email) report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF.  The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly.  To the extent commercially practicable, U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d)   The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), members, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by Federal or state law or NFA rule or order.  Notwithstanding Paragraphs 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by Federal or state law or NFA rule or order.  The Partnership and CMF acknowledge that the trading advice and all other information to be provided by the Advisor pursuant to this Agreement constitutes proprietary and confidential information of the Advisor and that they will keep all such information confidential and not use such information for any purpose other than evaluating the performance of the Advisor and further agree not to use such information to guide their own trading or that of any other person.   Further, CMF agrees to treat as confidential any results of proprietary accounts and/or proprietary information with respect to trading systems.

(e)   The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Paragraph 3(b) hereof) as it shall determine in its absolute discretion.  The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Paragraph 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f)   CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among such other trading advisors for the Partnership as it deems appropriate.  CMF shall use its best efforts to make reapportionments, if any, as of the last day of a month.  The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor.  CMF will use its best efforts to give two days’ prior notice to the Advisor of any reallocations or liquidations.

(g)   The Advisor shall assume financial responsibility for any errors (“Errors”) committed or caused by its negligence, fraud or misconduct in transmitting orders for the purchase or sale of futures interests for the Partnership’s account including payment to the Commodity Brokers (as defined above) of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the Commodity Broker on such trades but only for the amount of the Commodity Brokers’ out-of-pocket costs in respect thereof.  The Advisor shall have an affirmative obligation to promptly notify CMF and the Partnership upon discovery of such Errors with respect to the account and the Advisor shall use its best efforts to identify and promptly notify CMF and the Partnership of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any Commodity Broker or such other commodity broker utilized to execute orders for the Partnership.

2.    INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor.  The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3.    COMPENSATION.  (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable quarterly equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services equal to 1/12 of 1.5% (1.5% per year) of the Net Assets of the Partnership allocated to the Advisor as of the opening of business on the first day of each calendar month, commencing with the month in which the Partnership begins to receive trading advice from the Advisor pursuant to this Agreement.

(b)   “Net Assets” shall have the meaning set forth in Section 7(d)(1) of the Limited Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions or incentive fees payable as of the date of such determination.

(c)   “New Trading Profits” shall mean the excess, if any, of Net Assets managed by the Advisor at the end of the quarter over Net Assets managed by the Advisor at the end of the highest previous quarter, or Net Assets allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from redemptions, reallocations or capital distributions, if any, made during the fiscal quarter decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal quarter, whether the assets are held separately or in margin accounts.  Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets.  Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership.  No incentive fee shall be paid to the Advisor until the end of the first full calendar quarter of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full calendar quarter of such trading.  Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor.  If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another incentive fee.

(d)   Quarterly incentive fees and monthly management fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly incentive fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly management fee shall be prorated to the effective date of termination.  If, during any month, the Partnership cannot conduct business operations (provided, that neither CMF nor the Partnership may rely on this provision solely for the purpose of avoiding paying fees to the Advisor) or the Advisor is unable to provide the services contemplated herein (provided, that the Advisor not trading the account as part of the Program shall not be deemed to be a failure by the Advisor to provide such services), the monthly management fee shall be prorated by the ratio which the number of business days during which the Partnership’s business operations were conducted and/or the Advisor provided services to the Partnership bears in the month to the total number of business days in such month.

(e)   The provisions of this Paragraph 3 shall survive the termination of this Agreement.

4.   RIGHT TO ENGAGE IN OTHER ACTIVITIES.  (a) The services provided by the Advisor hereunder are not to be deemed exclusive.  CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and members, may render advisory, consulting and management services to other clients and accounts.  The Advisor and its officers, directors, employees and members shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership.  However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.

(b)   If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s futures interest positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing, including electronic copy, if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit.  The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c)   It is acknowledged that the Advisor and/or its officers, employees, directors and members presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d)   The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals, if any, as shall be reasonably requested by CMF.  The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading manager.  CMF and the Partnership each acknowledges that the Advisor’s present belief and representation regarding speculative position limits may be affected by rules or regulations that go into effect after the date hereof.

5.   TERM.    (a) This Agreement shall continue in effect until June 30, 2012.  CMF may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period.  At any time during the term of this Agreement, CMF may terminate this Agreement at any month-end upon 30 days’ notice to the Advisor.  At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement upon 5 days’ notice to the Advisor if (i) the Net Asset Value per Unit shall decline as of the close of business on any day to $4.00 or less; (ii) the Partnership’s aggregate net assets decline to less than $1,000,000; (iii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 20% or more as of the end of a trading day from such Net Assets’ previous highest value; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines, as advised by counsel, that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; or (vii) the Advisor fails to conform to the trading policies set forth in the Partnership Agreement or Appendix A as they may be changed from time to time, provided however, that the Advisor has been given prior notice of any such change.  At any time during the term of this Agreement, CMF may elect immediately to terminate this Agreement if (i) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (ii) Steven Mathews dies, becomes incapacitated, leaves the employ of the Advisor or is otherwise not managing the Program, (iii) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority, is terminated or suspended, or (iv) CMF reasonably believes that the Advisor has or may contribute to any material operational, business, or reputational risk to CMF or CMF’s affiliates.  This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b)   The Advisor may terminate this Agreement by giving not less than 30 days’ notice to CMF (i) in the event that the trading policies of the Partnership as set forth in the Limited Partnership Agreement and Appendix A are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after June 30, 2012; or (iii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement.  The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity trading advisor, commodity pool operator or its membership in the NFA is terminated or suspended.

(c)   Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Paragraph 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Paragraph 3 hereof.

6.   INDEMNIFICATION.   (a) (i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor, CMF shall, subject to subparagraph (a)(iii) of this Paragraph 6, indemnify and hold harmless the Advisor against any loss, liability, damage, cost, expense (including, without limitation, attorneys’ and accountants’ fees, and including any reasonable attorneys’ fees incurred in connection with enforcing this indemnification), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 14 of the Limited Partnership Agreement.  The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii)   To the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subparagraph (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify it against the expenses (including, without limitation, attorneys’ and accountants’ fees, and including any reasonable attorneys’ fees incurred in connection with enforcing this indemnification) actually and reasonably incurred by it in connection therewith.

(iii)   Any indemnification under subparagraph (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subparagraph (i) above.  Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld.  The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five business days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv)   In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees, and including any reasonable attorneys’ fees incurred in connection with enforcing this indemnification) incurred in connection therewith.

(v)   As used in this Paragraph 6(a), the term “Advisor” shall include the Advisor, its principals, officers, directors, members and employees and the term “CMF” shall include the Partnership.

(b)   (i)    The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses, including any reasonable attorneys’ fees incurred in connection with enforcing this indemnification), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the material breach of any material representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding with the prior written consent of the Advisor, a written opinion of an arbitrator pursuant to Paragraph 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Paragraph 1(g)).

(ii)   In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, members or employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees, and including any reasonable attorneys’ fees incurred in connection with enforcing this indemnification) incurred in connection therewith.

(iii)   Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by the Advisor only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has failed to met the applicable standard of conduct set forth in subsection (i) above.  Such independent legal counsel shall be selected by the Advisor in a timely manner, subject to CMF’s approval, which approval shall not be unreasonably withheld.  CMF will be deemed to have approved the Advisor’s selection unless CMF notifies the Advisor in writing, received by the Advisor within five business days of the Advisor’s telecopying to CMF of the notice of the Advisor’s selection, that CMF does not approve the selection.

(c)   In the event that a person entitled to indemnification under this Paragraph 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d)   None of the indemnifications contained in this Paragraph 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld, of the party obligated to indemnify such party.

(e)   The provisions of this Paragraph 6 shall survive the termination of this Agreement.

7.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a)   The Advisor represents and warrants that:

(i)   All references to the Advisor and its principals in materials, provided to CMF and the limited partners of the Partnership, including, without limitation, the Advisor’s Disclosure Document, if any (the “Partnership Reports”) are accurate in all material respects and as to them, the Partnership Reports do not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that with respect to any pro forma or hypothetical performance information in the Partnership Reports, if any, this representation and warranty extends only to the underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.

(ii)   The information with respect to the Advisor set forth in the actual performance tables in the Partnership Reports, if any, is based on all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein.  The Advisor’s performance tables have been examined by an independent certified public accountant and the report thereon has been provided to CMF.  The Advisor will have its performance tables so examined no less frequently than annually during the term of this Agreement.

(iii)   The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of the NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

(iv)   The Advisor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to enter into this Agreement and to provide the services required of it hereunder.

(v)   The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(vi)   This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(b)   CMF represents and warrants for itself and the Partnership that:

(i)   CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii)   CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iii)   This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(iv)   CMF will not, by acting as general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(v)   CMF is registered as a commodity trading advisor and a commodity pool operator and is a member of the NFA, and it will maintain and renew such registrations and membership during the term of this Agreement.

(vi)   The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(vii)   The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.

8.   COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a)   The Advisor agrees as follows:

(i)   In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii)   The Advisor will promptly notify CMF of the commencement of any material investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, manager(s), employees, agents or representatives; regardless of whether such investigation, suit, action or proceeding also involves CMF.  The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with an investigation or audit of the Advisor’s business activities.

(iii)   In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor.  The Advisor acknowledges its obligation to review the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, CMF and the Partnership’s brokers of (A) any error committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.

(iv)   The Advisor will maintain a net worth of not less than $100,000 during the term of this Agreement.

(v)   The Advisor intends to use its commercially reasonable best efforts to close out all futures interest positions prior to any applicable delivery period, and will use its best efforts to avoid causing the Partnership to take delivery of any commodity.

(vi)   CMF shall have the right for a period of 24 months following the date of this Agreement to allocate up to $150,000,000 in funded assets to the Advisor’s Program on behalf of any collective investment vehicle or account operated or managed by CMF and the Advisor represents that such allocation will not exceed the capacity limits of the Program.

(b)   CMF agrees for itself and the Partnership that:

(i)   CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii)   CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii)   CMF will be responsible for compliance with the USA Patriot Act and related anti-money-laundering regulations with respect to the Partnership and its limited partners.

9.      COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10.   ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties.

11.   AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.

12.   NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be made either by electronic mail (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC
522 Fifth Avenue, 14th Floor
New York, New York  10036
Attention:  Walter Davis
email:  walter.davis@morganstanleysmithbarney.com

If to the Advisor:

Flintlock Capital Asset Management, LLC
515 Madison Ave, 34th Floor
New York, NY 10022
Attention:  David J. Walker
email:  David.Walker@flintlockcap.com

with a copy to:

Kleinberg Kaplan Wolff & Cohen
551 Fifth Avenue
New York, NY 10176
Attention: Jamie L. Nash
email:  jnash@kkwc.com

13.   GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.   ARBITRATION.  The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of the National Futures Association or, if the National Futures Association shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15.   NO THIRD PARTY BENEFICIARIES.  There are no third party beneficiaries to this Agreement, except that certain persons not parties to this Agreement may have rights under Paragraph 6 hereof.

16.   COUNTERPART ORIGINALS.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.  The delivery of a signed counterpart by facsimile or email shall be binding on the signatory.

17.   SURVIVAL.  The last two sentences of Section 1(d) and Sections 3, 6, 12, 13 and 14 shall survive the termination of this Agreement.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Walter Davis
Walter Davis
President and Director

MORGAN STANLEY SMITH BARNEY SPECTRUM CURRENCY AND COMMODITY L.P.
(formerly known as Morgan Stanley Smith Barney Spectrum Currency L.P.)

By:	Ceres Managed Futures LLC (General Partner)

By	/s/ Walter Davis
Walter Davis
President and Director

FLINTLOCK CAPITAL ASSET MANAGEMENT, LLC

By	/s/ David J. Walker
David J. Walker
Chief Operating Officer

Appendix A

Trading Program of 2X Flintlock Commodity Opportunities Partners, LP

Objective

The objective of the managed account is to generate attractive risk-adjusted returns while preserving capital, regardless of market conditions, by investing primarily in commodities futures involved in macro-fundamental or catalyst-driven situations.  Derivatives, such as options, futures and forwards approved by the investor, may be used whenever the Advisor, in its sole discretion, deems it appropriate to do so.  Such instruments will primarily be used for hedging purposes; however, the Advisor may also use such instruments to express a certain view.  The managed account is expected to have two times leverage pari passu to Flintlock Commodity Opportunities Master Fund, LP in addition to the inherent leverage of futures contracts and other derivative instruments.

Trading Program

The managed account will seek to generate attractive risk-adjusted returns, while preserving capital and minimizing the correlation of the account’s returns to the U.S. commodity and equity markets.  The Advisor believes that this fundamental-focused strategy will be effective in most business and economic climates.  In general, the market for thematic, pattern and event-driven parameters are used to form a fundamental view of global commodities.  Rigorous research and disciplined analysis are used to test and formulate a fundamental view of a certain commodity.  This fundamental view is then combined with technical indicators, market sentiment and flow analysis to gain a complete picture of a likely commodity price behavior.

Additionally, it is widely understood that there are serious imbedded imperfections in the structure of commodity indices.  Because of their simplicity, however, many investors are attracted to the security of these indices.  The managed account will seek to generate additional attractive risk-adjusted returns exploiting these imbedded imperfections.

Risk Management

The managed account aims to achieve its return on invested capital with lower volatility and market correlation than a traditional long commodity fund.  A traditional long commodity fund is fully exposed to the commodity market and thus bears full market risk.  The managed account, however, intends to reduce its exposure to the market by adhering to strict risk discipline rules including, but not limited to: hard stops on positions, not using portfolio level leverage, investing in only highly liquid securities, limiting position sizes and risk weighting positions.  The managed account will also use value-at-risk analysis, stress testing and scenario analysis to ensure the portfolio is within its risk guidelines.

Research Process

The Advisor will begin its trading process by identifying a group of commodities undergoing changes in their fundamentals.  Both macro and micro fundamental research is conducted to support the initial trading thesis.  Additionally, an extensive database of over 4000

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industry contacts has been developed over the past twelve years, which will be used for further fundamental research.

The Advisor will continue to refine its trading thesis by using technical indicators and analysis as well as a comprehensive evaluation of market sentiment and flow analysis.  The Advisor will generally invest in an opportunity only if it perceives there to be a 3:1 trade advantage and will also seek opportunistic entry and exit points.  Furthermore, the Advisor will generally place a stop loss and trailing stop losses on all trades.

The Advisor will generally exit a position based on a target price or when an effect of a market catalyst has caused the market price to converge towards the commodity’s intrinsic value.  However, as commodities do trend, the Advisor may, in some instances, leave a position on that has done well, but will generally move its trailing stop up to protect the gains that already have occurred.

The managed account may make its decisions with a view or expectation of how the overall market will perform.  The managed account may attempt to time its trading decisions with respect to possible movements in the overall market.  To the extent that risk management dictates a shift in net exposure, however, the managed account may increase or decrease the size of certain of its positions as long as these positions stay within the managed account’s overall risk management provisions.

General

The Advisor intends to pursue the managed account’s objective described above and will generally follow the outlined trading strategies as long as such strategies are in accord with Flintlock Commodity Opportunities Master Fund, LP’s trading approaches and may also formulate new approaches to carry out the overall objective of Flintlock Commodity Opportunities Master Fund, LP (i.e., the achievement of attractive risk-adjusted returns).  Generally, no portfolio leverage will be employed by Flintlock Commodity Opportunities Master Fund, LP.

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